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                                                                    EXHIBIT 99.3



                          PENNZOIL-QUAKER STATE COMPANY
                           SAVINGS AND INVESTMENT PLAN
                              FOR HOURLY EMPLOYEES

               (As Amended and Restated Effective October 1, 1994)


                                 Sixth Amendment

                  Pennzoil Company, a Delaware corporation ("Pennzoil"), having established the Pennzoil Company Savings and Investment Plan for Hourly Employees, effective January 1, 1989, and having thereafter amended and restated said Plan effective October 1, 1994 (the "Plan"), by action of the Board of Directors of Pennzoil on December 2, 1998 transferred the Plan to Pennzoil Products Company, renamed the company Pennzoil-Quaker State Company (the "Company"), and concurrent therewith transferred the right under Section 10.4 thereof to amend the Plan. Therefore, the Company does hereby amend the Plan, effective as of May 8, 2000, as follows: 1. Section 4.11 of the Plan is hereby amended in its entirety, to read as follows:



                "4.11 Prior Savings Plan Accounts: The Committee shall instruct the Trustee to accept a transfer of a Member's Prior Savings Plan Account including full shares of Devon Energy Corporation common stock (formerly PennzEnergy Company common stock and hereinafter "Devon Stock"), Battle Mountain Gold Company Common Stock ("BMGC Stock"), and cash in lieu of fractional shares from the Prior Savings Plan, which assets are attributable to the Member's interest in such Prior Savings Plan. Any such transferred assets shall be maintained in the Trust Fund on behalf of the Member as a separate account under this Plan, which shall be designated as a Prior Savings Plan Account. The BMGC Stock shall at all times remain invested in such stock. Except as provided below, no portion of any such Prior Savings Plan Account may be commingled with other assets of the Trust Fund for investment purposes and any cash dividends or other income paid with respect to such stock funds shall be reinvested in Pennzoil-Quaker State Company Common Stock. Such Prior Savings Plan Account shall at all times be 100% vested in the Employee or Member, shall not share in the Employer Matching Contribution allocations, and with respect to BMGC Stock and Devon Stock shall not share in the Income of the Trust Fund in accordance with Section 5.2. Subject to such rules and procedures as may be adopted by the Committee and communicated to Members, any Member may withdraw any or all of that portion of the Member's Prior Savings Plan Account attributable to employer contributions (the "Prior Plan Employer Account") by giving the Committee appropriate timely written notice of such withdrawal.




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         Upon termination of employment, the total amount of the Prior Savings
         Plan Account invested in the BMGC or Devon Stock Funds shall be distributed in kind in accordance with Article VIII. A Member who has a Prior Savings Plan Account may elect to invest all or any part of such Prior Savings Plan Account, other than those assets held in BMGC Stock, in any of the Investment Funds authorized under Section 9.2."

         2. The first paragraph of Section 9.2 of the Plan is hereby amended in its entirety, to read as follows:

                  "The Trustee shall divide the Trust Fund into the Company Stock Fund, the Devon Stock Fund (as hereinafter defined), the Battle Mountain Gold Company Stock Fund and such other additional Investment Funds which shall be selected and reviewed from time to time by the Investment Committee. The Devon Stock Fund, formerly the PennzEnergy Company Stock Fund, is a frozen fund established effective as of December 31, 1998, consisting only of shares of common stock of Devon Energy Corporation, and cash in lieu of fractional shares. Each Member's assets held in the Devon Stock Fund shall be further divided into two sub-accounts, the Devon Employee Account and the Devon Employer Account. Any cash dividends or other income paid with respect to the Devon Fund shall be reinvested in Pennzoil-Quaker State Company Stock. A Member who has a Devon Employee Account or Devon Employer Account may elect to invest all or any part of such Devon Employee Account or Devon Employer Account in any of the Investment Funds authorized herein. Subject to such rules and procedures as may be adopted by the Committee and communicated to Members, any Member who has a Devon Employer Account may withdraw all of such account by giving the Committee appropriate timely written notice of such withdrawal."


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                  IN WITNESS WHEREOF, Pennzoil-Quaker State Company has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 2nd day of August, 2000, but effective as herein provided.

                                             PENNZOIL-QUAKER STATE COMPANY



                                             By: /s/ RAYMOND T. FISCHER
                                                 -------------------------------
                                                 Raymond T. Fischer
                                                 Agent and Attorney-in-Fact

ATTEST:



/s/ LINDA F. CONDIT
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Secretary

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